EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into on March 14, 2008, effective as of January 1, 2008 (the “Effective Date”), by and between Jeffrey H. Schwartz (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”).
WITNESSETH THAT:
     WHEREAS, the parties desire to enter into this Employment Agreement to provide the Executive with appropriate total compensation and performance-based incentives, and to retain the Executive as an employee of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:
     1. Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive as its Chief Executive Officer for the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. The “Agreement Term” shall be the period beginning as of the Effective Date and ending on December 31, 2012, or if this Agreement is earlier terminated pursuant to paragraph 4 hereof, the date of such termination.
     2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
          (a) During the Agreement Term, while the Executive is employed by the Company, the Executive shall continue to devote his full time, energies and talents to serving as its Chief Executive Officer.
          (b) The Executive shall continue to report to the Board of Trustees of the Company (the “Board”). The Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of a chief executive officer of a comparable company to the Company. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.
          (c) Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, interfere with the performance of the Executive’s duties under this Agreement, violate the terms of any of the covenants contained in paragraph 8 or 9 hereof or otherwise conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the prior consent of a majority of the nonemployee members of the Board.
          (d) For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).
     3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
          (a) The Executive shall receive, for each 12-consecutive month period beginning as of the Effective Date and ending on each anniversary thereof, an annual base salary equal to $1,000,000 (the “Salary”), payable in installments in the same manner as salary is paid to other corporate-level senior managers of the Company.
          (b) The Executive may receive an annual bonus that has a target equal to 200% of his Salary (the “Target Bonus”) and that shall be not less than zero and not more than 200% of the Target Bonus; provided, however, that the actual amount of the annual bonus earned by and payable to the Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Management Development and Compensation Committee of the Board (the “Committee”) and communicated to the Executive, and shall be subject to such other terms and conditions of the Company’s annual bonus plan as in effect from time to time, including the right of the Committee, in its discretion, to reduce the amount of the annual bonus following the end of the year in which such annual bonus shall have been earned. The corporate financial goals and objectives established for the Executive shall be the corporate financial goals and objectives established for other corporate-level senior managers of the Company in terms of measurement and definition. Any additional operating, strategic or other goals and objectives established for the Executive shall be as determined by the Committee and communicated to the Executive not later than the time that the corporate financial goals and objectives are communicated to the Executive.
          (c) Retention Awards.
          (i) On the date of this Agreement, the Executive shall be awarded 200,000 contingent performance units (the “200,000 Unit Retention Award”) under the Company’s 2006 Long-Term Incentive Plan (the “LTIP”), which award shall be “Performance-Based Compensation” within the meaning of the LTIP and within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). A total of 200,000 common shares of beneficial interest of the Company (“Shares”), which is the maximum number of Shares payable under the 200,000 Unit Retention Award, shall be earned and payable to the Executive, to the extent vested, based upon the attainment of a 10% Total Shareholder Return over the period commencing on the date of this Agreement (the “Performance Period Commencement Date”) and ending on December 31, 2012 (the “Performance Period”). A total of 100,000 Shares under the 200,000 Unit Retention Award shall be earned and payable to the Executive, to the extent vested, based upon the attainment of a threshold level of performance equal to a 5% Total Shareholder Return over the Performance Period (with no award being earned or payable for a level of performance of less than a 5% Total Shareholder Return over the Performance Period). “Total Shareholder Return” or “TSR” means the compound annualized internal rate of return on a constant holding of Shares during the Performance Period based on the sum of (A) all dividends paid to the holders of Shares during the Performance Period (whether paid in cash or, based on their fair market value, paid in Shares or other property) as if reinvested in additional Shares on the dividend payment date, and (B) the increase or decrease, if any, in the average of the closing Share prices on the 20 trading days immediately preceding December 31, 2012 during the Performance Period above or below the closing Share price on the Performance Period Commencement Date. For any TSR above 5% and below 10%, the number of units earned shall be interpolated on a linear basis between such amounts set forth above (and the award shall be limited 200,000 Shares for a TSR in excess of 10%). No dividend equivalents shall accrue or be payable pursuant to the 200,000 Unit Retention Award. Notwithstanding the foregoing and irrespective of performance, the number of Shares that may be earned and payable pursuant to the 200,000 Unit Retention Award shall be subject to the limitation on maximum compensation contained in paragraph 3(h) hereof.
          (ii) On the date of this Agreement, the Executive shall be awarded 100,000 contingent performance units (the “100,000 Unit Retention Award”) under the LTIP. A total of 100,000 Shares shall be earned and payable to the Executive, plus reinvested dividend equivalents as described in subparagraph 3(c)(iii) hereof, to the extent vested, based upon the attainment of a level of performance equal to or greater than a 15% Total Shareholder Return over the Performance Period, and no award (other than the Additional Reinvested Dividend Equivalents, as defined in subparagraph 3(c)(iii) hereof) shall be earned or payable for a level of performance equal to or less than a 10% Total Shareholder Return over the Performance Period. For any TSR above 10% and below 15%, the number of units earned shall be interpolated on a linear basis between zero and 100,000 (and the award shall be limited to 100,000 Shares, plus reinvested dividend equivalents, for a TSR in excess of 15%). Notwithstanding the foregoing and irrespective of performance, the number of Shares that may be earned and payable pursuant to the 100,000 Unit Retention Award (including the value of reinvested dividend equivalents, including the Additional Reinvested Dividend Equivalents) shall be subject to the limitation on maximum compensation contained in paragraph 3(h) hereof. The 100,000 Unit Retention Award and the 200,000 Unit Retention Award are referred to herein collectively as the “Retention Awards.”
          (iii) Dividend equivalents shall accrue and become payable to the Executive pursuant to the 100,000 Unit Retention Award in an amount equal to the sum of (A) the dividend equivalents with respect to the contingent performance units awarded pursuant to the 100,000 Unit Retention Award which shall have vested and become payable to the Executive pursuant to subparagraph 3(c)(ii) hereof, plus (B) an additional number of dividend equivalents (such additional dividend equivalents being referred to herein as the “Additional Reinvested Dividend Equivalents”) with respect to 200,000 phantom shares based upon the attainment of a 10% Total Shareholder Return over the Performance Period (such phantom shares being limited to 200,000 for a Total Shareholder Return in excess of 10%) or with respect to 100,000 phantom shares based upon the attainment of a 5% Total Shareholder Return over the Performance Period (and no phantom shares for a level of performance less than a 5% Total Shareholder Return over the Performance Period). For any TSR above 5% and below 10%, the number of phantom units with respect to which Additional Reinvested Dividend Equivalents shall accrue and become payable shall be interpolated on a linear basis between such amounts. All such dividend equivalents shall accrue pursuant to the 100,000 Unit Retention Award and shall be converted into additional contingent performance units or phantom shares, as the case may be, based on the Fair Market Value of a Share on the dividend payment date, which shall accrue further dividend equivalents thereon on dividends declared and paid thereafter, and shall be payable to the Executive in Shares to the extent that the underlying performance units or phantom shares shall become earned and vested, as provided herein. Such dividend equivalents, including the Additional Reinvested Dividend Equivalents, shall be deemed to commence to accrue (subject to satisfaction of the performance objectives hereunder) on the Performance Period Commencement Date. For the avoidance of doubt, no phantom shares shall be awarded to the Executive, and the phantom shares referred to herein are deemed to exist solely for purposes of determining the number of Additional Reinvested Dividend Equivalents that may become earned and payable to the Executive hereunder.
          (iv) Except as provided below, the Executive shall become vested in the Retention Awards, and the units granted pursuant to the Retention Awards shall become non-forfeitable, to the extent earned based on the attainment of applicable performance objectives above, on December 31, 2012, provided that the Executive is continuously employed through such date. The Retention Awards shall be payable to the Executive in Shares, to the extent earned and vested, following certification by the Committee of the extent to which performance has been achieved (which certification shall be made (x) within 60 days after the completion of the Performance Period, (y) without any exercise of negative discretion by the Committee (other than any adjustment that may apply pursuant to subparagraph 3(h) hereof), and (z) in accordance with the terms of this paragraph 3(c)), but not later than March 1, 2013 or, if applicable, (A) March 1 of the calendar year immediately following the calendar year in which an earlier Date of Termination occurs pursuant to this paragraph 3(c), or (B) 30 days following an earlier Change in Control, as such term is defined in the LTIP (“Change in Control”). The Company shall withhold whole Shares from the Shares payable pursuant to the Retention Awards which would otherwise be delivered to the Executive having an aggregate Fair Market Value (as such term is defined in the LTIP) determined as of the date of payment that equals the amount required to satisfy the Company’s withholding tax obligation. The 200,000 Unit Retention Award and the 100,000 Unit Retention Award shall have such other terms and conditions as more particularly described in the forms of award attached hereto as Exhibits A and B, respectively.

          (v) If, prior to December 31, 2012 (A) the Company terminates the Executive’s employment without Cause (as defined in paragraph 4(c) hereof), (B) the Executive terminates his employment for Good Reason (as defined in paragraph 4(d) hereof), (C) the Executive’s employment terminates due to his death or Disability (as defined in paragraph 4(b) hereof), or (D) a Change in Control occurs, (1) the Executive shall be immediately vested, to the extent earned, in one-and-724/1000th percent (1.724%) of the number of contingent performance units subject to the Retention Awards for each full month that shall have elapsed during the period commencing on the Performance Period Commencement Date and ending on the first anniversary of the last day of the calendar month in which the Date of Termination (as defined below) or the Change in Control, as applicable, occurs, and, for such purpose, (2) the Performance Period shall be deemed ended on the Date of Termination or the date of the Change in Control, as applicable, (3) the annualized TSR for the Performance Period through the Date of Termination or the date of the Change in Control, as applicable, shall be substituted for the Performance Period otherwise ending on December 31, 2012 (with the average of the closing prices for the 20 trading days immediately preceding the Date of Termination or the date of the Change in Control, as applicable, being applied), and (4) the Retention Awards (including dividend equivalents accrued thereon), to the extent so earned, shall be payable in accordance with subparagraph 3(c)(iii) hereof, and any unearned portions of the Retention Awards shall be forfeited.
          (vi) If the Executive’s employment is terminated prior to December 31, 2012 for any reason other than a reason specified in subparagraph 3(c)(v) hereof, the entire amount of the Retention Awards shall be forfeited on the Date of Termination.
          (d) Annual LTIP Awards.
          (i) During each calendar year of the Agreement Term, the Executive shall be granted equity-based awards under the LTIP, as amended from time to time (or a successor plan thereto), having an annual aggregate value (as determined under generally accepted accounting principles consistently applied by the Company to awards to senior executives granted at such time) of $7,500,000, in the following portions: (x) such number of time-vested stock options as have a value equal to the lesser of (A) $6,000,000 and (B) the value of 500,000 stock options, and (y) time-vested restricted stock units having a value of $7,500,000 minus the value of the stock options awarded under clause (x). Each stock option granted pursuant to this subparagraph 3(d)(i) shall have a term of 10 years from its date of grant. The date on which the grants of awards pursuant to this subparagraph 3(d)(i) shall occur and the terms and conditions applicable to such awards shall, except as otherwise expressly provided in this paragraph 3(d), be determined by the Committee in its discretion under the LTIP (or a successor plan thereto), provided that the awards made pursuant to this subparagraph 3(d)(i) shall be made at the same time and, except as otherwise expressly provided in this paragraph 3(d), shall have the same terms as annual LTIP awards granted to other senior executives of the Company (or if not granted to other senior executives, such awards shall be granted to the Executive at least annually, based on the terms applicable under the last such type awards granted to them) and that the first such grant shall be made not later than December 31, 2008.

          (ii) Any provision of subparagraph 3(d)(i) to the contrary notwithstanding, all unvested outstanding awards granted pursuant to subparagraph 3(d)(i) shall fully vest and become non-forfeitable, and all of the unexercisable stock options thereunder shall become exercisable, on December 31, 2012, or upon a termination of the Executive’s employment (A) by the Company without Cause, (B) by the Executive for Good Reason (as such terms are defined in this Agreement) or (C) due to the Executive’s death or Disability, in any such case prior to December 31, 2012 and irrespective of whether a Change in Control has occurred, provided, in any such case, that the Executive has been continuously employed by the Company through such date. In the event of such termination, all vested stock options granted under subparagraph 3(d)(i) shall remain exercisable until the expiration of their respective 10-year option terms.
          (iii) If the Executive’s employment is terminated prior to December 31, 2012 for any reason other than a reason specified in subparagraph 3(d)(ii), all unvested outstanding awards granted pursuant to subparagraph 3(d)(i) hereof shall be forfeited on the Date of Termination and all vested stock option awards thereunder shall remain exercisable until the first anniversary of the Date of Termination, except in the case of a termination of the Executive’s employment by the Company for Cause, in which case all vested outstanding stock option awards thereunder shall remain exercisable until the date that is 90 days following the Date of Termination (or in any such case, if earlier, until the date on which the 10-year option term shall expire).
          (iv) Notwithstanding the foregoing provisions of this paragraph 3(d), the stock options granted pursuant to this paragraph 3(d) shall be subject to the limitation on maximum compensation contained in paragraph 3(h) hereof.
          (e) Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly situated senior management employees whose principal residence and Company workplace is in the United States.
          (f) The Company and the Executive are entering into this Agreement with the mutual intent that this Agreement provide the Executive with appropriate total compensation and performance-based incentives during the Agreement Term and that the total compensation and benefits that can be earned by the Executive, as set forth in this Agreement, including the compensation and benefits set forth in this paragraph 3 and the severance payments and benefits set forth in paragraph 5, not be increased during the Agreement Term.
          (g) In the event that the Company materially restates or otherwise materially modifies any of its financial statements, the Company and the Executive shall submit to arbitration, pursuant to paragraph 23 hereof, the question of whether and in what amount, if any, compensation previously paid to the Executive based upon the satisfaction of goals and objectives established by the Committee pursuant to this paragraph 3 exceeded the amount of compensation that would have been paid to the Executive based upon the extent to which such goals and objectives actually had been satisfied, as determined based upon the restated or modified financial statements (such excess being referred to herein as the “Excess Compensation”). If it is determined pursuant to such arbitration proceeding that the Executive was paid Excess Compensation, the Executive shall pay to the Company a cash amount equal to the Excess Compensation within 30 days following the Executive’s receipt of notice of such determination. If the Executive fails to pay such cash amount to the Company within such 30-day period, the Company shall be entitled, in its discretion, (i) to set off the amount of the Excess Compensation against amounts of compensation payable, or to become payable, to the Executive by the Company, (ii) cause the Executive to forfeit stock options granted by the Company and held by the Executive having an aggregate intrinsic value (i.e., the Fair Market Value of one Share as of the date of determination, minus the stock option exercise price) equal to the amount of the Excess Compensation, (iii) cause the Executive to forfeit any Shares acquired by the Executive (after tax withholding therefrom) upon the vesting of any awards granted by the Company having an aggregate Fair Market Value on the date of such forfeiture (after tax withholding therefrom) equal to the amount of the Excess Compensation or (iv) take any combination of the actions described in the foregoing clauses (i), (ii) and (iii).
          (h) To safeguard against the possibility of unintended consequences and the delivery of compensation in excess of that intended to be provided by this Agreement, the amount of “Realizable Compensation Value” (as defined in subparagraph 3(h)(iii) hereof) to be provided to the Executive pursuant to the terms of this Agreement shall not exceed $175 million, irrespective of whether such Realizable Compensation Value is realizable by the Executive during the Agreement Term or subsequent to the end of the Agreement Term. To ensure that the Realizable Compensation Value does not exceed $175 million, a determination of Realizable Compensation Value shall be made (A) at the end of the Agreement Term on December 31, 2012, or if the Executive’s employment terminates prior to such date, such determination shall be made on such earlier Date of Termination, and (B) pursuant to subparagraph 3(h)(ii) hereof. If the Realizable Compensation Value, as of December 31, 2012 or an earlier Date of Termination, as applicable, exceeds $175 million, the following actions shall be taken:
          (i) The amount of the Retention Awards payable to the Executive shall be reduced, with the 100,000 Unit Retention Award being first reduced and, if so reduced to zero, the 200,000 Unit Retention Award being next reduced, to the extent necessary so that the Realizable Compensation Value equals $175 million, or if the amount of the Realizable Compensation Value exceeds $175 million after reducing the amount of the Retention Awards payable to the Executive to zero, stock options awarded to the Executive pursuant to paragraph 3(d) hereof which shall have vested shall be cancelled, with the number of vested stock options to be cancelled having the sum of intrinsic values (as defined in paragraph 3(g) hereof) equal to the amount by which the Realizable Compensation Value (after reduction of the amount of the Retention Awards) exceeds $175 million. If the amount of the Realizable Compensation Value exceeds $175 million after cancellation of all vested stock options, no further action shall be taken.
          (ii) If stock options awarded to the Executive pursuant to paragraph 3(d) hereof are outstanding after the actions described in subparagraph 3(h)(i) are taken, then at any time to and including the last date on which any such option expires and subsequent to December 31, 2012 or subsequent to any such earlier Date of Termination, as applicable, that the Executive (or his executor, administrator or designated beneficiary) notifies the Company of the intended exercise of any option awarded to the Executive pursuant to paragraph 3(d) hereof which shall have vested, the Realizable Compensation Value exceeds $175 million, vested stock options subject to such notice of exercise shall not be exercised, but instead shall be forfeited and cancelled, with the number of vested stock options to be forfeited and cancelled in lieu of exercise having the sum of intrinsic values not greater than the amount by which Realizable Compensation Value exceeds $175 million.
          (iii) For purposes of this Agreement, “Realizable Compensation Value” shall mean the sum of (1) Salary paid pursuant to paragraph 3(a) hereof; (2) the annual bonus paid pursuant to paragraph 3(b) hereof; (3) the value of the Retention Awards paid or payable to the Executive pursuant to paragraph 3(c) hereof; (4) the sum of the differences between the exercise prices of all stock options awarded to the Executive pursuant to paragraph 3(d) hereof which shall have vested and which shall have been exercised and the respective closing market prices of the Shares subject to such stock options on the date of such exercise; (5) the sum of the intrinsic values (as defined in paragraph 3(g) hereof) of all stock options awarded to the Executive pursuant to paragraph 3(d) hereof which shall have vested, but which shall not have been exercised; (6) the sum of the values of all restricted stock units awarded to the Executive pursuant to paragraph 3(d) hereof which shall have vested, which values shall be based, with respect to each such restricted stock unit, on the Fair Market Value of a Share on the date of vesting of such restricted stock unit; and (7) any amounts paid as severance pursuant to paragraph 5 hereof.
          (i) The Executive is authorized to incur reasonable expenses for entertainment, travel, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for reasonable expenses so incurred in accordance with the normal practices of the Company and section 409A of the Code. The Company shall pay the Executive’s professional fees incurred to plan, negotiate and prepare this Agreement and all related arrangements in an amount not to exceed $100,000. The Executive shall submit a copy of the statement for such professional services to the Company within 60 days following the date of this Agreement, and the Company shall make such payment not later than 30 days following the date on which the Company receives the copy of such statement.
     4. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
          (a) Death. The Executive’s employment hereunder will terminate upon his death.
          (b) Disability. The Company may terminate the Executive’s employment during any period in which he is Disabled. The Executive shall be considered “Disabled” or to have a “Disability” during any period in which he is, by reason of a medically determinable physical or mental impairment, entitled to receive cash benefits (after completion of any applicable waiting period) under the Company’s long-term disability benefit plan as in effect from time to time for the Executive.
          (c) Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any Subsidiary after written notification by the Company or Subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith or with a reasonable belief that such action was in the best interest of the Company or Subsidiary.
          (d) Constructive Discharge. If (x) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within 90 days after the Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which the Executive believes constitute Good Reason; (y) the Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (z) the Executive resigns within six months after the initial existence of such circumstances; then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
          (i) The assignment of any duties to the Executive that are materially inconsistent with his position and status as Chief Executive Officer of the Company.
          (ii) A reduction by the Company in the Executive’s Salary or Target Bonus percentage to an amount that is less than that required under subparagraph 3(a) or 3(b), as the case may be, provided that the Committee’s exercise of its discretion to reduce the dollar amount of the annual bonus in accordance with paragraph 3(b) hereof shall not constitute Good Reason.
          (iii) Upon or within 24 months following a Change in Control, relocation of the Executive’s base office to an office that is more than 30 highway miles from the Executive’s base office on the day immediately preceding the date of the Change in Control;
          (iv) Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
          (v) Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 4(g) below (and, if applicable, the requirements of subparagraph 4(b)

above), and for purposes of this Agreement, no such purported termination shall be effective.
          (vi) Upon or within 24 months following a Change in Control, either (A) the Executive is not the chief executive officer of the publicly-traded entity resulting from such Change in Control or of the publicly-traded parent of such entity, in either case reporting directly to the board of directors of such publicly-traded entity or such publicly-traded parent, or (B) there is no publicly-traded entity resulting from such Change in Control and no publicly-traded parent of such entity.
The Executive’s right to terminate his employment pursuant to this subparagraph 4(d) shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
          (e) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in subparagraph 4(g)), which Notice of Termination shall be effective not less than 60 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in subparagraph 4(d) are required, the procedures of this subparagraph 4(e) may not be used in lieu of the procedures required under subparagraph 4(d).
          (f) Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this subparagraph 4(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this subparagraph 4(f) only if it is not for reasons described in subparagraph 4(b), 4(c), 4(d), or 4(e). Notwithstanding the foregoing provisions of this subparagraph 4(f), if the Executive’s employment is terminated by the Company in accordance with this subparagraph 4(f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with subparagraph 4(c) disregarding circumstances which could have been remedied if notice had been given in accordance with subparagraph 4(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with subparagraph 4(c).
          (g) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and, except for a termination pursuant to subparagraph 4(e) or 4(f), which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

          (h) Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and its affiliates, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4 and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
          (i) Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors of any of the Subsidiaries, or holds any other position with the Company or any of the Subsidiaries (other than the position described in subparagraph 2(a) hereof), the Executive shall resign from all such positions as of the Date of Termination.
     5. Rights Upon Termination. The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:
          (a) If the Executive’s Date of Termination occurs during the Agreement Term for any reason, or upon the expiration of the Agreement Term as provided in paragraph 1 hereof, the Company shall pay to the Executive:
          (i) The Executive’s Salary (to the extent not previously paid) for the period ending on the Date of Termination, payable within 30 days following the Date of Termination.
          (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time, payable within 30 days following the Date of Termination.
          (iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the Target Bonus or other applicable bonus amount (as described in subparagraph 3(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.
          (iv) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements of the Company, to the extent such amounts are due from the Company.
          (v) Any unreimbursed business expenses payable pursuant to paragraph 3(i) for the period ending on such termination.
Nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.
          (b) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) (relating to the Executive’s death) or in subparagraph 4(b) (relating to the Executive’s being Disabled), then, in addition to the amounts payable in accordance with subparagraph 5(a), the Executive shall be entitled to a bonus pursuant to subparagraph 3(b) for the fiscal year in which the Date of Termination occurs based on actual performance for such full fiscal year under the applicable bonus plan, determined solely by the achievement of those corporate financial goals and objectives established for the corporate-level senior managers of the Company, including the Executive (and not upon the achievement of any additional operating, strategic or other goals or objectives established only for the Executive, and without the exercise of any negative discretion), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such fiscal year, and the denominator of which is 365. Such prorated bonus shall be payable at the time that bonuses are payable to senior managers of the Company generally for such fiscal year (and not later than March 15 following the year in which the Date of Termination occurs).
          (c) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(c) (relating to the Executive’s termination for Cause), subparagraph 4(e) (relating to the Executive’s resignation other than his Constructive Termination), or if the Executive’s employment with the Company terminates upon the expiration of the Agreement Term (as contemplated in paragraph 1), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Board, the Company shall have no obligation to make payments under this Agreement for periods after the Executive’s Date of Termination.
          (d) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with subparagraphs 5(a) and 5(b):
          (i) The Executive shall receive from the Company an amount equal to the product of (x) two (2) multiplied by (y) the sum of the Executive’s Salary plus his Target Bonus (in each case determined without regard for any reduction constituting Good Reason), which amount shall be payable to the Executive in equal payroll installments for the 24-month period following the Date of Termination (the “Severance Period”). The Severance Period, and the Company’s obligation to make payments under this subparagraph 5(d)(i) shall cease with respect to periods after the breach by the Executive of any of the provisions of paragraph 8, 9(b) or 11 of this Agreement. In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this subparagraph 5(d) unless he executes a release of claims against the Company in the form attached hereto as Exhibit C within 21 days following the date such release is tendered by the Company to the Executive, which tender shall be made by the Company within 15 days following the Date of Termination, and all periods within which the Executive shall have the right to revoke such release, or any portion thereof, shall have expired. In the event that a termination described in this subparagraph 5(d)(i) occurs upon, prior to and either at the direction of a third party or otherwise in connection with, or during the 24-month period after, the occurrence of a Change in Control, the amount set forth in this subparagraph 5(d)(i) above shall be paid in a lump sum within 14 days after the effective date of the release of claims, provided such Change in Control also constitutes a change in the ownership or effective control of the Company or a sale of a substantial portion of the assets of the Company, in accordance with the requirements of

Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder.
          (ii) The Executive shall receive continuation of coverage under the medical and dental plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment for 24 months following the Date of Termination; provided that in no event shall the benefits provided (or made available) with respect to any medical or dental plan or arrangement under this subparagraph 5(d)(ii) be materially less favorable to the Executive than the benefits most favorable to the Executive that are provided (or were available) during the one-year period prior to such termination of employment.
          (iii) Payment of $12,000 in a lump sum amount within 30 days after the date of execution of the release specified in paragraph 5(d)(i) hereof in lieu of providing the continuation for the Severance Period of benefits under welfare benefit plans of the Company, other than medical and dental plans, in which the Executive participates.
The foregoing provisions of this subparagraph 5(d) to the contrary notwithstanding, if on the Date of Termination the Executive is a specified employee (within meaning of Treasury Regulation Section 1.409A-1(i)), to the minimum extent required to satisfy section 409A(a)(2)(B)(i) of the Code and Treasury Regulations thereunder, the Executive shall not receive any separation payments under subparagraph 5(d) during the 6-month period immediately following the Date of Termination. During such 6-month period, to the minimum extent required (if at all so required) to satisfy section 409A of the Code and the Treasury Regulations thereunder, the Executive shall pay to the Company the additional premiums not otherwise payable by the Executive under subparagraph 5(d)(ii) required to continue benefits. The amount of separation payments that would have been payable to the Executive under this subparagraph 5(d) during the 6-month period following the Date of Termination plus any amount paid by the Executive to continue benefits shall be paid to the Executive on the first regular payroll date following the expiration of such 6-month period together with interest thereon at the short-term applicable federal rate in effect under section 1274(d) of the Code on the Date of Termination.
          (e) Except as may be otherwise specifically provided in an amendment of this subparagraph 5(e) adopted in accordance with paragraph 17, the Executive’s rights under this paragraph 5, and under paragraphs 3(c) and 3(d), shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment.
     6. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 6, following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of

Termination providing for the Executive’s termination of employment for any reason, the Company may accelerate the Date of Termination by written notice to the Executive.
     7. Mitigation; No Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Notwithstanding the foregoing, if, following the Date of Termination, the Executive, through subsequent employment or service, becomes eligible to receive any employee benefit that is comparable to an employee benefit being provided to the Executive by the Company pursuant to paragraph 5(d)(ii) hereof, the Company’s obligation to continue to provide such employee benefit to the Executive pursuant to paragraph 5(d)(ii) shall cease. As soon as practicable after the Executive becomes eligible for any such employee benefit, he shall notify the Company in writing of such eligibility. Except as provided in accordance with paragraph 3(g), the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     8. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
          (a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its Subsidiaries, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.
          (b) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
          (c) Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Company and the Subsidiaries, and which is generally known to persons of his experience in other companies in the same industry.
          (d) For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10 hereof).
          (e) This paragraph 8 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 23. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph 8(e) the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.
     9. Noncompetition; Nonsolicitation.
          (a) During the Restricted Period (as defined below) the Executive will not, without the Company’s prior written consent, directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant or otherwise, engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with the Company. For purposes of this Agreement:
          (i) With respect to this subparagraph 9(a), the term “Restricted Period” means the period during which the Executive is employed by the Company and, irrespective of whether the Executive’s employment is terminated prior to, on or after December 31, 2012, if such termination of employment is due to any reason other than (x) a termination by the Company without Cause or (y) a termination by the Executive for Good Reason, the Restricted Period will continue during the period commencing on the date of the Executive’s termination of employment and ending on the first anniversary of such termination of employment.
          (ii) A business or entity shall be considered “Competitive with the Company” if it engages in any of the businesses in which the Company or any of its affiliates engages, including the business of providing distribution facilities or services, the acquisitions of properties for such purpose and the design of business strategies for such purpose. For purposes of the portion of the Restricted Period following the Executive’s termination of employment, the businesses in which the Company or any of its affiliates engages shall be determined as of the Executive’s termination of employment.
          (iii) For periods after the Executive’s termination of employment, a business entity shall not be considered “Competitive with the Company” (as defined in clause (ii) above) for purposes of this Agreement if it builds anything other than industrial warehouses or acquires property for purposes of developing anything other than industrial warehouses and the Executive’s investment in such business or entity does not exceed $10,000,000 with respect to any one transaction or $20,000,000 in the aggregate for all transactions for the portion of the Restricted Period following his Date of Termination.
          (b) While the Executive is employed by the Company or any entity controlled by the Company and for a period of one year after the date the Executive terminates employment for any reason, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the customers (entities or individuals from which the Company or any entity controlled by the Company receives payment for services) of the Company or entity controlled by the Company or employees of the Company or any entity controlled by the Company in existence from time to time during his employment with the Company or any entity controlled by the Company and at the time of such initiation, solicitation or diversion.
     10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date and continuing for a reasonable period after the Executive’s termination of employment, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.
     11. Nondisparagement.
          (a) The Executive agrees that he shall not directly (or through any other person or entity) make any public or private statement (whether oral or in writing) that is derogatory or damaging to the Company or any of its Subsidiaries or affiliates, including, but not limited to, their businesses, activities, operations, affairs, products, services, reputation or prospects or any of their officers, employees or directors; provided, however, that this paragraph 11(a) shall not prevent the Executive from having any communications with his immediate family or his financial and tax advisors, accountants or attorneys or from giving testimony pursuant to compulsory process of law.
          (b) The Company agrees that the executive officers, members of the Board and management-level human resources employees of the Company shall not directly (or through any other person or entity) make any public statement or any statement to a third party

(whether oral or written) that is derogatory or damaging to the Executive or his business reputation; provided, however, that this paragraph 11(b) shall not (x) prevent such executive officers, members of the Board or management-level human resources employees of the Company from having any communications with one another or with their legal or professional advisors, or (y) prevent the Company or any of its representatives from making disclosure that may be required under any applicable law, regulation or rule, including any rule of any securities exchange upon which any securities of the Company are listed, or giving testimony that may be required before any tribunal or administrative agency or pursuant to compulsory process of law or other applicable law.
     12. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 8 or 9 hereof and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of either paragraph 8 or 9. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     13. Nonalienation. Except as otherwise required by law, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
     14. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
     15. Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for members of the Board.
     16. Indemnity. To the maximum extent permitted by all of applicable law, the Amended and Restated Declaration of Trust of the Company and the Amended and Restated Bylaws of the Company (in the case of such Declaration of Trust and Bylaws, as in effect on the date hereof), the Company shall indemnify the Executive against, and shall pay and advance to the Executive, all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive was serving as a director, officer, employee or agent of the Company or its affiliates or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with this paragraph 16 that the Executive is not entitled to any indemnification pursuant to this paragraph 16.
     17. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. In the event of the Executive’s death prior to the date that the Executive receives payment of all amounts due and payable to the Executive under this Agreement, such amounts shall be paid to the Executive’s estate. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of Code and applicable guidance issued thereunder and that this Agreement shall be interpreted in accordance with such intent. To the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
     18. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     19. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     20. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     21. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business , and the successor shall be substituted for the Company under this Agreement.
     22. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

          (b) in the case of certified or registered U.S. mail, 5 days after deposit in the U.S. mail; or
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
4545 Airport Way
Denver, CO 80239
Attn: General Counsel
or to the Executive:
To his last address shown on the payroll records of the Company
     All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     23. Arbitration of All Disputes. Except as otherwise provided in paragraph 12, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as otherwise expressly provided in this paragraph 23, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

     24. Legal and Enforcement Costs. The provisions of this paragraph 24 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with any proceeding to enforce any or all of his rights under this Agreement:
          (a) Subject to paragraph 24(d) hereof, the Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement, provided that the Executive gives written notice to the Company within 10 days after first incurring any attorneys’ fees, costs or expenses that he intends to seek to recover from the Company.
          (b) The Company shall advance to the Executive (or directly to the Executive’s attorneys) reasonable attorneys’ fees, experts’ fees, costs and expenses incurred by the Executive in accordance with this paragraph 24 following submission by the Executive to the Company in accordance with paragraph 25 hereof of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs and expenses; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with paragraph 24(d) hereof that the Executive is not entitled to recover such attorneys’ fees, costs or expenses from the Company.
          (c) The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 24 be reasonable.
          (d) Respecting any proceeding under paragraph 12 or 23, if the Executive is not successful on the merits of at least one material issue in dispute in such proceeding or to the extent that the arbitrators in such proceeding shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amounts shall have been recovered by the Executive previously, the Executive shall repay such amounts to the Company. If the Executive initiated such proceeding and is successful on the merits of at least one material issue in dispute in such proceeding, but is not successful on the merits of all material issues set forth in the Executive’s demand for arbitration in such proceeding, the Executive shall be entitled to a pro rata portion of such attorneys’ fees, costs and expenses based upon the ratio of the amount in controversy with respect to which the Executive was successful in such proceeding to the total amount in controversy pursuant to the Executive’s demand for arbitration in such proceeding, unless the arbitrators in such proceeding shall determine that under the circumstances that recovery by the Executive of such lesser amount of the Executive’s fees, costs and expenses would be unjust or inappropriate.
     25. Payment of Reimbursable Expenses. Any reimbursement (including any advancement under paragraph 16) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports (or invoices with respect to any advancement under paragraph 16) reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligibility for reimbursement during any other calendar year. The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
     26. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement, including, without limitation, the rights and obligations pursuant to paragraphs 3(c), 3(g), 3(h) and 5 hereof, shall survive the termination of the Executive’s employment with the Company. Notwithstanding any other provision of this Agreement, unless otherwise expressly agreed to in writing by the Company, the respective obligations of the parties contained in paragraphs 8, 9, 15, 16, 24, 29, the last sentence of subparagraph 3(d)(ii) and this paragraph 26, as well as all earned and vested amounts and benefits hereunder, shall survive the termination of the Executive’s employment with the Company, the end of the Agreement Term and any termination of this Agreement.
     27. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter hereof, including, without limitation, the Executive Protection Agreement, dated as of March 15, 2005, and the Confidentiality and Noncompetition Agreement, dated as of September 8, 1997, in each case between the Company and the Executive (collectively the “Prior Agreements”), and the Prior Agreements are hereby terminated and shall be of no further force or effect.
     28. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
     29. Make-Whole Payments. The following shall apply with respect to amounts payable to or on behalf of the Executive relating to any Change in Control that occurs after the Effective Date:
          (a) Subject to the following provisions of this paragraph 29, if any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (a “Payment”) is subject to any tax under section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make-Whole Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). Notwithstanding the foregoing provisions of this subparagraph 29(a), if it shall be determined that the Executive is entitled to a Make-Whole Amount, but that the Executive, after taking into account the Payments and the Make-Whole Amount, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to the Executive resulting from an elimination of the Make-Whole Amount and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Make-Whole Amount shall be paid to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
          (b) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company within 90 days following the Payment with respect to which such Excise Tax relates.
          (c) All calculations under this paragraph 29 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in paragraph 29(b) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.
          (d) If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 29 (together with interest thereon at a rate equal to the short-term applicable federal rate determined under section 1274(d) of the Code) promptly after such determination, but in no event later than the end of the calendar year next following the calendar year in which the applicable tax is remitted to the Tax Authority, as defined in paragraph 29(e) hereof.
          (e) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.
          (f) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 29, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

          (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 29 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.
          (ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 29 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 29 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 29. Provided that the Executive is in compliance with the provisions of this subparagraph 29(f)(ii), the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorney’s fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.
          (iii) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Up Amount to the Executive in a manner consistent with this paragraph 29 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the

Executive on such excess which is not offset by the tax benefit attributable to the repayment.
     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

PROLOGIS

By:	/s/ Stephen L. Feinberg

Name:	Stephen L. Feinberg
Lead Outside Director

By:	/s/ Donald P. Jacobs

Name:	Donald P. Jacobs
Chair, Management Development and Compensation Committee

/s/ Jeffrey H. Schwartz

Jeffrey H. Schwartz

EXHIBIT A
CONTINGENT PERFORMANCE SHARE UNIT AGREEMENT
PROLOGIS 2006
LONG-TERM INCENTIVE PLAN
     THIS AGREEMENT, dated as of the 14th day of March 2008 (the “Effective Date”), by and between Jeffrey H. Schwartz (the “Participant”) and ProLogis;
WITNESSETH THAT:
     WHEREAS, ProLogis maintains the ProLogis 2006 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, for the benefit of employees of ProLogis and certain other Related Companies; and
     WHEREAS, consistent with the provisions of the Employment Agreement between the Participant and ProLogis entered into on March 14, 2008 (the “Employment Agreement”), the Management Development and Compensation Committee of the Board of Trustees of ProLogis (the Committee”) has awarded the Participant a Full Value Award under the Plan in the form of contingent performance share units (“CPS Units”);
     NOW, THEREFORE, the following terms and conditions shall apply to the CPS Units granted to the Participant:
     1. Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted 200,000 stock units (the “CPS Units”). No dividend equivalent units shall be payable to the Participant under this Award.
     2. Satisfaction of Performance Criteria. The CPS Units awarded to the Participant hereunder shall be earned as described in Exhibit A to this Agreement, which Exhibit A is incorporated into and forms a part of this Agreement. Any CPS Units that are earned in accordance with this Agreement are referred to herein as “Earned CPS Units”.
     3. Vesting. Subject to the terms and conditions of this Agreement, Earned CPS Units shall vest on December 31, 2012 provided that the Participant is continuously employed by ProLogis through such date (the “Vesting Date”). If a Special Determination Date (as defined in Exhibit A) occurs, the “Vesting Date” shall be the Special Determination Date and, on such date, the Participant shall vest in one-and-724/1000th percent (1.724%) of the number of Earned CPS Units for each full month that shall have elapsed during the period commencing on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Special Determination Date occurs. Any unvested CPS Units (whether or not earned) shall be forfeited as of the Special Determination Date. The provisions of subsection 4.4 of the Plan (or a successor provision) shall not apply to the Award made pursuant to this Agreement.
     4. Payment. The Earned CPS Units which are vested in accordance with the terms of this Agreement shall be paid to the Participant in whole Shares (with the value of any fractional Share being paid in cash) no later than March 1, 2013 unless the Participant elects to defer any such Earned CPS Units in accordance with a program established by the Committee (the “Deferred Compensation Plan”); provided, however, that if the Vesting Date occurs on a Special Determination Date, payment of the Earned CPS Units shall be made (a) within 90 days following the Vesting Date (but no later than March 1 of the year following the year in which the Vesting Date occurs or (b) if the Vesting Date occurs on account of a Change in Control, within 30 days following the Change in Control. Notwithstanding any other provision of the Agreement to the contrary, no payment shall occur unless and until the Committee has certified that the applicable performance criteria have been satisfied, which certification shall occur within 60 days following the Vesting Date and without exercise of negative discretion by the Committee.
     5. Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan (including under this Agreement); provided, however, that previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact on ProLogis).
     6. CPS Units Are Not Shares. The award of CPS Units under this Agreement does not constitute the award of Shares, and nothing in this Agreement shall be construed to give the Participant any rights as a shareholder of ProLogis prior to payment of a vested Award.
     7. Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     8. Adjustment of Award. The number of CPS Units awarded pursuant to this Agreement shall be equitably adjusted by the Committee in accordance with subsection 4.3 of the Plan (or a successor provision) to reflect certain corporate transactions which affect the number, type or value of the CPS Units.
     9. Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, this Award is subject to forfeiture to the extent and as provided in subparagraph 3(h) of the Employment Agreement (relating to the Realizable Compensation Value).
     10. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
     11. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan.
     12. Inconsistency. The terms of the Employment Agreement shall govern over any inconsistency with this Agreement. To the extent not inconsistent with the terms of this Agreement, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of ProLogis. Notwithstanding the provisions of subsection 5.3(d) of the Plan to the contrary, any dispute arising under or relating to this Agreement shall be subject to resolution in accordance with the terms of paragraph 23 of the Employment Agreement.
     13. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that, in the absence of written consent to the amendment or termination by the Participant (or, if the Participant is not then living, the Participant’s Beneficiary) no such amendment or termination may adversely (other than if de minimis) affect the rights of the Participant or Beneficiary awarded hereunder. Adjustments pursuant to the Committee subsection 4.3 of the Plan (or any successor provision) and amendments to conform to the requirements of section 409A of the Code shall not be subject to the foregoing limitations.
     14. Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of section 409A of the Code), if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment otherwise is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.

PROLOGIS Edward S. Nekritz General Counsel and Secretary

Exhibit A
Subject to the terms and conditions of the Agreement, the CPS Units shall be earned as described in this Exhibit A based upon the level of performance achieved over the period commencing on the Effective Date and ending on December 31, 2012 (“Performance Period”) as determined in accordance with the following:

Percentage of CPS Units	Level of Performance
0% of the CPS Units	Less than 5% compound annualized TSR (defined below)

50% of the CPS Units	At least 5% compound annualized TSR

100% of the CPS Units	At least 10% compound annualized TSR
Notwithstanding the foregoing, if, prior to December 31, 2012, (A) ProLogis terminates the Participant’s employment without Cause (as defined in the Employment Agreement), (B) the Participant terminates his employment with ProLogis for Good Reason (as defined in the Employment Agreement), (C) the Participant’s employment terminates due to his death or Disability (as defined in the Employment Agreement), or (D) a Change in Control occurs (each a “Special Determination Date”), the Performance Period shall end on the Special Determination Date and the TSR for the period beginning on the Effective Date and ending on the Special Determination Date (the “Special Calculation Date”) shall be substituted for the Performance Period otherwise ending on December 31, 2012 (applying the average of the closing prices per Share for the 20 trading days immediately preceding the Special Calculation Date). If the Participant’s Termination Date occurs prior to December 31, 2012 and prior to a Change in Control, and such Termination Date occurs for a reason other than a reason specified in clauses (A), (B) or (C), above, no CPS Units shall be earned under the Agreement and the Participant shall forfeit all such CPS Units on the Termination Date.
For purposes of the Award, “TSR” means the compound annualized internal rate of return on a constant holding of Shares during the Performance Period based on the sum of (I) all dividends paid to holders of Shares during the Performance Period (whether paid in cash or, based on its fair market value, paid in stock or other property) as if reinvested in additional Shares on the dividend payment date, and (II) the increase or decrease, if any, in the average of the closing prices per Share on the 20 trading days immediately preceding December 31, 2012 (or Special Calculation Date, if applicable) during the Performance Period above or below the closing per Share on the Effective Date. For any TSR above 5% and below 10%, the number of CPS Units earned shall be interpolated on a linear basis between such amounts set forth above.

EXHIBIT B
CONTINGENT PERFORMANCE SHARE UNIT AGREEMENT
PROLOGIS 2006
LONG-TERM INCENTIVE PLAN
     THIS AGREEMENT, dated as of the 14th day of March 2008 (the “Effective Date”), by and between Jeffery H. Schwartz (the “Participant”) and ProLogis;
WITNESSETH THAT:
     WHEREAS, ProLogis maintains the ProLogis 2006 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, for the benefit of employees of ProLogis and certain other Related Companies; and
     WHEREAS, consistent with the provisions of the Employment Agreement between the Participant and ProLogis entered into on March 14, 2008 (the “Employment Agreement”), the Management Development and Compensation Committee of the Board of Trustees of ProLogis (the Committee”) has awarded the Participant a Full Value Award under the Plan in the form of contingent performance share units (“CPS Units”);
     NOW, THEREFORE, the following terms and conditions shall apply to the CPS Units granted to the Participant:
     1. Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the following:
(a)	100,000 stock units (the “CPS Units”).

(b)	Dividend equivalent units (“DEUs”) with respect to each of the CPS Units, which DEUs shall be credited as of each dividend payment date with respect to Shares (“Dividend Payment Date”) to each CPS Unit that was outstanding on the record date for such Dividend Payment Date in an amount equal to the dividend paid with respect to a Share. In the case of a cash dividend, the number of DEUs to be credited as of the applicable Dividend Payment Date shall be equal to the amount of the cash dividend paid with respect to a Share on such Dividend Payment Date divided by the Fair Market Value of a Share on that dividend payment date. DEUs with respect to a CPS Unit shall be earned and vested, and shall be paid at the same time as, the CPS Units to which they relate. DEUs shall be treated as additional CPS Units for this purpose, including entitlement to additional DEUs thereon on dividends declared and paid thereafter.

(c)	Performance share units (“Additional Performance Units”) with respect to 200,000 phantom shares (each such phantom share representing one Share) (“Phantom Shares”), which Additional Performance Units shall be credited to the Participant as of each Dividend Payment Date on which the Phantom Shares are deemed to be outstanding in accordance with the terms of this Agreement in an amount equal to the dividend paid with respect to a Share. In the case of a cash dividend, the number of Additional Performance Units to be credited to the Participant as of the applicable Dividend Payment Date shall be equal to the amount of the cash dividend paid with respect to a Share on such Dividend Payment Date divided by the Fair Market Value of a Share on that dividend payment date. Additional Performance Units shall be entitled to further Additional Performance Units thereon on dividends declared and paid thereafter. For the avoidance of doubt, the Participant shall not be awarded any actual Phantom Shares under this Agreement and the Phantom Shares are used solely for purposes of determining the number of Additional Performance Units that shall be credited to the Participant under this agreement.
     2. Satisfaction of Performance Criteria. The CPS Units, any related DEUs, and any Additional Performance Units awarded to the Participant hereunder shall be earned as described in Exhibit A to this Agreement, which Exhibit A is incorporated into and forms a part of this Agreement. Any CPS Units that are earned in accordance with this Agreement are referred to herein as “Earned CPS Units” and any Additional Performance Units that are earned in accordance with this Agreement are referred to as “Earned Additional Units”. This Award is not intended to constitute performance-based compensation within the meaning of section 162(m) of the Code.
     3. Vesting. Subject to the terms and conditions of this Agreement, Earned CPS Units and related DEUs and Earned Additional Performance Units shall vest on December 31, 2012 provided that the Participant is continuously employed by ProLogis through such date (the “Vesting Date”). If a Special Determination Date (as defined in Exhibit A) occurs, the “Vesting Date” shall be the Special Determination Date and, on such date, the Participant shall vest in one-and-724/1000th percent (1.724%) of the number of Earned CPS Units and related DEUs and one-and 724/1000th percent (1.724%) of the number of Earned Additional Performance Units for each full month that shall have elapsed during the period commencing on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Special Determination Date occurs. Any unvested CPS Units, related DEUs and Additional Performance Units (whether or not earned) shall be forfeited (and all Phantom Shares shall be deemed to be forfeited) as of the Special Determination Date. The provisions of subsection 4.4 of the Plan (or a successor provision) shall not apply to the Award made pursuant to this Agreement.
     4. Payment. The Earned CPS Units and related DEUs and the Earned Additional Performance Units which are vested in accordance with the terms of this Agreement shall be paid to the Participant in whole Shares (with the value of any fractional Share being paid in cash) no later than March 1, 2013 unless the Participant elects to defer any such Earned CPS Units and related DEUs and/or Earned Additional Performance Units in accordance with a program established by the Committee (the “Deferred Compensation Plan”); provided, however, that if the Vesting Date occurs on a Special Determination Date, payment of the Earned CPS Units and Earned Additional Performance Units shall be made (a) within 90 days following the Vesting Date (but no later than March 1 of the year following the year in which the Vesting Date occurs or (b) if the Vesting Date occurs on account of a Change in Control, within 30 days following the Change in Control. Notwithstanding any other provision of the Agreement to the contrary, no payment shall occur unless and until the Committee has certified that the applicable performance criteria have been satisfied, which certification shall occur within 60 days following the Vesting Date and without exercise of negative discretion by the Committee. No DEUs shall be credited with respect to a CPS Unit for any period after which it has been paid or, in the case of any CPS Unit which has been deferred in accordance with the terms of the Deferred Compensation Plan, DEUs (or an equivalent under the terms of the Deferred Compensation Plan) shall be credited to the extent provided in the Deferred Compensation Plan. No Additional Performance Units shall be credited to the Participant for any period after which the Earned Additional Performance Units have been paid.
     5. Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan (including this Agreement); provided, however, that previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact on ProLogis).
     6. CPS Units, DEUs and Additional Performance Units Are Not Shares. The award of CPS Units, DEUs and Additional Performance Units under this Agreement does not constitute the award of Shares, and nothing in this Agreement shall be construed to give the Participant any rights as a shareholder of ProLogis prior to payment of a vested Award.
     7. Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     8. Adjustment of Award. The number of CPS Units, DEUs and Additional Performance Units awarded pursuant to this Agreement shall be equitably adjusted by the Committee in accordance with subsection 4.3 of the Plan (or a successor provision) to reflect certain corporate transactions which affect the number, type or value of the CPS Units, DEUs and/or Additional Performance Units.
     9. Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, this Award is subject to forfeiture to the extent and as provided in subparagraph 3(h) of the Employment Agreement (relating to the Realizable Compensation Value).
     10. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
     11. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan.
     12. Inconsistency. The terms of the Employment Agreement shall govern over any inconsistency with this Agreement. To the extent not inconsistent with the terms of this Agreement, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of ProLogis. Notwithstanding the provisions of subsection 5.3(d) of the Plan to the contrary, any dispute arising under or relating to this Agreement shall be subject to resolution in accordance with the terms of paragraph 23 of the Employment Agreement.
     13. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that, in the absence of written consent to the amendment or termination by the Participant (or, if the Participant is not then living, the Participant’s Beneficiary) no such amendment or termination may adversely (other than if de minimis) affect the rights of the Participant or Beneficiary awarded hereunder. Adjustments pursuant to the Committee subsection 4.3 of the Plan (or any successor provision) and amendments to conform to the requirements of section 409A of the Code shall not be subject to the foregoing limitations.
     14. Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of section 409A of the Code), if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment otherwise is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.

PROLOGIS Edward S. Nekritz General Counsel and Secretary

Exhibit A
Subject to the terms and conditions of the Agreement, the CPS Units (and related DEUs) and any Additional Performance Units shall be earned as described in this Exhibit A based upon the level of performance achieved over the period commencing on the Effective Date and ending on December 31, 2012 (“Performance Period”) as determined in accordance with the following:
I. With respect to CPS Units and related DEUs:

Percentage of CPS Units (and related DEUs)	Level of Performance
0% of the CPS Units	Compound annualized TSR (defined below) does not exceed 10%

100% of the CPS Units	At least 15% compound annualized TSR

II.With respect to Additional Performance Units:

Percentage of Additional Performance Units	Level of Performance
0% of Additional Performance Units	Less than 5% compound annualized TSR (defined below)

50% of Additional Performance Units	At least 5% compound annualized TSR

100% of Additional Performance Units	At least 10% compound annualized TSR
Notwithstanding the foregoing, if, prior to December 31, 2012, (A) ProLogis terminates the Participant’s employment without Cause (as defined in the Employment Agreement), (B) the Participant terminates his employment with ProLogis for Good Reason (as defined in the Employment Agreement), (C) the Participant’s employment terminates due to his death or Disability (as defined in the Employment Agreement), or (D) a Change in Control occurs (each a “Special Determination Date”), the Performance Period shall end on the Special Determination Date and the TSR for the period beginning on the Effective Date and ending on the Special Determination Date (the “Special Calculation Date”) shall be substituted for the Performance Period otherwise ending on December 31, 2012 (applying the average of the closing prices per Share for the 20 trading days immediately preceding the Special Calculation Date). If the Participant’s Termination Date occurs prior to December 31, 2012 and prior to a Change in Control, and suchTermination Date occurs for a reason other than a reason specified in clauses (A), (B) or (C), above, no CPS Units, related DEUs or Additional Performance Units shall be earned under the Agreement and the Participant shall forfeit all such CPS Units, related DEUs and Additional Performance Units on the Termination Date (and all Phantom Shares shall be deemed to be forfeited on the Termination Date).
For purposes of the Award, “TSR” means the compound annualized internal rate of return on a constant holding of Shares during the Performance Period based on the sum of (I) all dividends paid to holders of Shares during the Performance Period (whether paid in cash or, based on its fair market value, paid in stock or other property) as if reinvested in additional Shares on the dividend payment date, and (II) the increase or decrease, if any, in the average of the closing prices per Share on the 20 trading days immediately preceding December 31, 2012 (or Special Calculation Date, if applicable) during the Performance Period above or below the closing price per Share on the Effective Date. For any TSR above 10% and below 15%, the number of CPS Units (and related DEUs) earned shall be interpolated on a linear basis between such amounts set forth above. For any TSR above 5% and below 10%, the number of Additional Performance Units earned shall be interpolated on a linear basis between such amounts set forth above.

EXHIBIT C
AGREEMENT AND GENERAL RELEASE
     THIS AGREEMENT AND GENERAL RELEASE (this “Agreement” or this “Release”) is made and entered into as of this ___ day of                     , ___, by and between ProLogis (“ProLogis”), and Jeffrey H. Schwartz (the “Executive”).
     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Termination of Employment. ProLogis and the Executive agree that the Executive’s employment with ProLogis will cease, effective on                     , which shall be referred to herein as the “Termination Date.” The Executive’s participation in all ProLogis benefit plans will cease on the Termination Date, except as otherwise expressly provided in the Employment Agreement, dated March 14, 2008, between ProLogis and the Executive (the “Employment Agreement”), or as otherwise specifically provided under the applicable plan. In addition, the Executive’s current ProLogis email and telephone accounts will remain active and useable by the Executive until the Termination Date. The Executive further agrees that he will not hereafter seek reinstatement, recall or reemployment with ProLogis.
     2. Severance Payments and Benefits. The Executive shall receive the severance payments and benefits to which he is entitled pursuant to the Employment Agreement in accordance with the terms and subject to the conditions thereof, which are summarized on the Schedule attached hereto.
     3. General Release. In consideration of the payments to be made by ProLogis to the Executive in Paragraph 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges ProLogis, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “ProLogis Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act;

Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with ProLogis, the termination of his employment with ProLogis, or involving any continuing effects of his employment with ProLogis or termination of employment with ProLogis. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Colorado. The foregoing release and discharge under this Paragraph 3 to the contrary notwithstanding, the Executive does not release or discharge any ProLogis Released Party respecting (i) the Executive’s rights to indemnification and coverage under applicable directors and officers liability insurance pursuant to paragraphs 16 and 15, respectively, of the Employment Agreement, (ii) all accrued and vested benefits under all employee pension and welfare benefit plans (within the meaning of sections 3(1) and 3(2)(A) of ERISA) in which the Executive participated immediately prior to the Termination Date and (iii) such rights and benefits as may not be released pursuant to applicable law.
     4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
     5. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     6. Waiver. A waiver by ProLogis of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of ProLogis.

     7. Return of ProLogis Materials. The Executive represents that he has returned all ProLogis property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to a laptop computer, printer, cellular phone, keys and credit card. The Executive’s rolodex (or other tangible or electronic address book) and his cellular telephone number are the Executive’s personal property.
     8. Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
          (a) this Agreement is written in a manner understood by the Executive;
          (b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
          (c) the Executive has not waived any rights arising after the date of this Agreement;
          (d) the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
          (e) the Executive has been advised to consult with an attorney prior to executing this Agreement.
     9. Consideration and Revocation. The Executive is receiving this Agreement on                     , and Executive shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. The Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Agreement in writing to [insert title of officer of the Company] and this Agreement shall not take effect until those seven (7) days have ended.
     10. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and ProLogis.
     11. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
     12. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party, except that ProLogis will honor any written instructions about the direction of severance payments included in the Executive’s will or other estate planning documents.

     13. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Colorado.
     14. Execution of Release. This Release may be executed in two counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
     PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
     If the Executive signs this Agreement less than 21 days after he receives it from ProLogis, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the ProLogis.
     IN WITNESS WHEREOF, the Executive and PROLOGIS have voluntarily signed this Agreement and General Release on the date set forth above.

ProLogis	Executive

By:

Its:

Jeffrey H. Schwartz

Date	Date

SCHEDULE

Agreement Paragraph	Description, $ Amount, Benefit